UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              _____________________

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 30, 2006

                        VITESSE SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


                1-31614                             77-0138960
         (Commission File Number)       (IRS Employer Identification No.)

              741 Calle Plano, Camarillo, California          93012
         (Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (805) 388-3700

                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     /_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     /_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     /_/ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

     /_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry into a Material Definitive Agreement.

     Vitesse Semiconductor Corporation (the "Company") has entered into a commitment letter, dated June 4, 2006 (the "Letter"), with Tennenbaum Capital Partners, LLC ("Tennenbaum"). Pursuant to the terms of the Letter, Tennenbaum agrees to lend to the Company, through one or more funds managed by Tennenbaum or an affiliate thereof, up to $24 million (the "Initial Loan"). In addition, Tennenbaum will, at the request of the Company and upon the satisfaction of certain conditions, make an additional loan of up to $30 million (the "Additional Loan" and, together with the Initial Loan, the "Loans") to the Company.

     The Loans will mature on July 15, 2010 and will have an interest rate equal to LIBOR plus 4% per annum, payable in cash, plus 5% per annum, payable in kind. Interest will be paid quarterly. The Loans will be secured by substantially all the assets of the Company. The Loans may be repaid in whole or in part prior to maturity, but if repaid (i) prior to the second anniversary of the Initial Loan, a "make-whole premium" on the amount repaid will be payable; (ii) after the second anniversary of the Initial Loan and prior to the third anniversary of the Initial Loan, at 108% of the principal amount repaid; and (iii) after the third anniversary and prior to maturity, at 104% of the principal amount repaid.

     At the closing of each Loan, Tennenbaum will receive a fee equal to 4% of the principal amount of the Loan.

     In connection with the Loans, the Company will agree, among other things, to limitations on the incurrence of indebtedness, transactions with affiliates, fundamental changes in the Company and its business, acquisitions and changes to the Companys subordinated debt.

     The transaction is subject to the execution of definitive agreements and the satisfaction of certain conditions. The execution of the agreements and the Initial Loan are expected to occur during the week of June 5, 2006.

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Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial
             Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     The Company has received a letter from U.S. Bank National Association, as Trustee (the "Trustee") under the Indenture, dated as of September 22, 2004 (the "Indenture"), relating to the Company's 1.50% Convertible Subordinated Debentures due 2024. In the letter, the Trustee alleges compliance deficiencies under the Indenture. Specifically, the Trustee asserts that the Company has not complied with the following requirements:

     1. Pursuant to the Trust Indenture Act Section 314(a)(1), file with the indenture trustee copies of the annual reports and of the information documents, and other reports which such obligor is required to file with the Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

     2. Section 9.6(a) of the Indenture, the Company shall deliver to the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may be rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, the Company shall not be required to deliver to the Trustee any materials for which the Company has sought and received confidential treatment by the SEC. The Company also shall comply with the other provisions of Section 3.14(a) of the TIA.

     The letter states that it serves as a 60-day notice pursuant to Article 4 of the Indenture to allow the Company to cure the compliance deficiencies. The letter also states that if the compliance deficiencies are not cured within 60 days of May 26, 2006, there will be an Event of Default under the Indenture and the Trustee will seek the remedies allowed in the Indenture to protect the interests of the bondholders.

     The Company disputes the allegations set forth in the letter from the Trustee and will contest any attempt to declare an Event of Default under the Indenture based on the alleged compliance deficiencies in the letter from the Trustee.

         Approximately $96.7 million aggregate principal amount of the Company's 1.50% Convertible Subordinated Debentures due 2024 are outstanding.


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Camarillo, State of California, on June 5, 2006.

                                   VITESSE SEMICONDUCTOR CORPORATION


                                   By:   /s/ Christopher Gardner
                                         Christopher Gardner
                                         Chief Executive Officer